Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section in this report entitled “Forward-Looking Statements.” Certain risk factors may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the sections in this report entitled “Risk Factors” and “Forward-Looking Statements.”

Overview

Our Company. We completed our initial public offering of common stock, or our IPO, on November 3, 2004. We believe that we have operated in a manner that has enabled us to qualify, and have elected to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code. Our company was formed on March 9, 2004. During the period from our formation until we commenced operations in connection with the completion of our IPO we did not have any corporate activity other than the issuance of shares of common stock in connection with the initial capitalization of the company. Any reference to “our”, “we” and “us” in this filing includes our company and our predecessor. Our predecessor is comprised of the real estate activities and holdings of Global Innovation Partners LLC, or GI Partners, which GI Partners contributed to us in connection with our IPO.

Business and strategy. Our primary business objectives are to maximize: (i) sustainable long-term growth in earnings and funds from operations per share and (ii) cash flow and returns to our stockholders. We expect to achieve our objectives by focusing on our core business of investing in and redeveloping technology-related real estate. A significant component of our current and future internal growth is anticipated through the development of our existing space held for redevelopment and new properties. We target high quality, strategically located properties containing applications and operations critical to the day-to-day operations of corporate enterprise datacenter and technology industry tenants and properties that may be redeveloped for such use. Most of our properties contain fully redundant electrical supply systems, multiple power feeds, above-standard precision cooling systems, raised floor areas, extensive in-building communications cabling and high-level security systems. We focus solely on technology-related real estate because we believe that the growth in corporate datacenter adoption and the technology-related real estate industry generally will be superior to that of the overall economy.

As of December 31, 2008, we owned an aggregate of 75 technology-related real estate properties, excluding one property held as an investment in an unconsolidated joint venture, with 13.0 million rentable square feet including approximately 1.6 million square feet of space held for redevelopment. At December 31, 2008, approximately 409,000 square feet of our space held for redevelopment was under construction for Turn-Key DatacenterSM and build-to-suit datacenter space in six U.S. and European markets.

We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial, technical and other criteria. We expect to continue to acquire additional assets as a part of our growth strategy. We intend to aggressively manage and lease our assets to increase their cash flow. We intend to continue to build out our redevelopment portfolio when justified by anticipated returns.

We may acquire properties subject to existing mortgage financing and other indebtedness or we may incur new indebtedness in connection with acquiring or refinancing these properties. Debt service on such indebtedness will have a priority over any cash dividends with respect to our common stock and our preferred stock. We currently intend to limit our indebtedness to 60% of our total market capitalization and, based on the closing price of our common stock on December 31, 2008 of $32.85, our ratio of debt to total market capitalization was approximately 30% as of December 31, 2008. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio), excluding options issued under our incentive award plan, plus the liquidation value of our preferred stock, plus the aggregate value of the units not held by us (with the per unit value equal to the market value of one share of our common stock and excluding long-term incentive units and Class C units), plus the book value of our total consolidated indebtedness.

Revenue Base. As of December 31, 2008, we owned 75 properties through our Operating Partnership, excluding one property held as an investment in an unconsolidated joint venture. These properties are mainly located throughout the U.S., with 13 properties located in Europe and one property in Canada. We acquired our first portfolio property in January 2002 and have added properties as follows:

Year Ended December 31:	Properties Acquired(1)	Net Rentable Square Feet Acquired(2)	Square Feet of Space Held for Redevelopment as of December 31, 2008(3)
2002	5	1,125,292	19,890
2003	6	940,498	117,862
2004	10	2,609,864	76,605
2005	20	3,186,187	324,110
2006	16	2,059,832	161,766
2007	13	1,317,763	456,797
2008	5	147,666	416,582

Properties owned as of December 31, 2008	75	11,387,102	1,573,612

(1)	Excludes properties sold in 2007 and 2006: 100 Technology Center Drive (March 2007), 4055 Valley View Lane (March 2007) and 7979 East Tufts Avenue (July 2006). Also excludes a leasehold interest acquired in March 2007 related to an acquisition made in 2006.
(2)	Excludes space held for redevelopment.
(3)	Redevelopment space is unoccupied space that requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space. The amounts included in this table represent redevelopment space as of December 31, 2008 in the properties acquired during the relevant period.

As of December 31, 2008, the properties in our portfolio were approximately 94.9% leased excluding 1.6 million square feet held for redevelopment. Due to the capital intensive and long term nature of the operations being supported, our lease terms are generally longer than standard commercial leases. As of December 31, 2008, our original average lease term was in excess of 13 years, with an average of seven years remaining. The majority of our leasing since the completion of our IPO has been at lease terms shorter than 12 years. Our lease expirations through December 31, 2010 are 12.7% of net rentable square feet excluding space held for redevelopment as of December 31, 2008. Operating revenues from properties outside the United States were $52.2 million, $34.2 million and $13.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Factors Which May Influence Future Results of Operations

Global economic conditions

Recent U.S., European and other international market and economic conditions have been unprecedented and challenging, with significantly tighter credit conditions and recession in all markets in which we own properties and conduct our operations continuing into 2009. Continued concerns about the systemic impact of potential wide-spread and long-term recession, energy costs, geopolitical issues, the availability and cost of credit, global financial and mortgage markets, corporate and consumer debt levels and declining residential and commercial real estate markets have contributed to increased market volatility and diminished expectations for the U.S., European and other economies. In the second half of 2008, added concerns fueled by the U.S. government’s conservatorship of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association, the forced sale of Bear Stearns to JPMorgan Chase, the declared bankruptcy of Lehman Brothers Holdings Inc., the U.S. government’s financial assistance to American International Group Inc., Citibank, Bank of America and other federal government interventions in the U.S. financial system and similar events in Europe and other regions has led to increased uncertainty and instability in global capital and credit markets. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment have and continue to contribute to global volatility of unprecedented levels.

As a result of these conditions, general economic conditions and the cost and availability of capital have been and may continue to be adversely affected in all markets in which we own properties and conduct our operations. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, to provide credit to businesses and consumers. Continued turbulence in the U.S., European and other international markets and economies may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. If these market and economic conditions continue, they may limit our ability, and the ability of our tenants, to replace or renew maturing liabilities on a timely basis, access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our, and our tenants’, financial condition and results of operations.

In addition, our access to funds under our revolving credit facility and other lines of credit depend on the ability of the lenders that are parties to such facilities to meet their funding commitments to us. We cannot assure you that continuing long-term disruptions in the global economy and the continuation of tighter credit conditions among, and potential failures or nationalizations of, third party financial institutions as a result of such disruptions will not have an adverse effect on our lenders. If our lenders are not able to meet their funding commitments to us, our business, results of operation, cash flows and financial condition could be adversely affected.

If we do not have sufficient cash flow to continue operating our business and are unable to borrow additional funds, access our existing lines of credit or raise equity capital, we may need to find alternative ways to increase our liquidity. Such alternatives may include, without limitation, curtailing development or redevelopment activity, disposing of one or more of our properties possibly on disadvantageous terms or entering into or renewing leases on less favorable terms than we otherwise would.

Rental income. The amount of rental income generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. Excluding 1.6 million square feet held for redevelopment, as of December 31, 2008, the occupancy rate of the properties in our portfolio was approximately 94.9% of our net rentable square feet.

The amount of rental income generated by us also depends on our ability to maintain or increase rental rates at our properties. Included in our approximately 11.4 million net rentable square feet, excluding redevelopment space, at December 31, 2008 is approximately 98,000 net rentable square feet of space with extensive datacenter improvements that is currently, or will shortly be, available for lease. Since our IPO, we have leased approximately 1,778,000 square feet of similar space. These Turn-Key DatacentersSM are effective solutions for tenants who lack the expertise or capital budget to provide their own extensive datacenter infrastructure and security. Our expertise in datacenter construction and operations enables us to lease space to these tenants at a significant premium over other uses. Negative trends in one or more of these factors, including as a result of the conditions described above under “Global economic conditions,” could adversely affect our rental income in future periods.

In addition, as of December 31, 2008, we had approximately 1.6 million square feet of redevelopment space, or approximately 12% of the total space in our portfolio, including four vacant properties comprising approximately 487,000 square feet. Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use, and in addition, we may require additional time or encounter delays in securing tenants for redevelopment space. We will require additional capital to finance our redevelopment activities, which may not be available or may not be available on terms acceptable to us, including as a result of the conditions described above under “Global economic conditions.” Our ability to grow earnings depends in part on our ability to redevelop space and lease redevelopment space at favorable rates, which we may not be able to obtain. We intend to purchase additional vacant properties and properties with vacant redevelopment space in the future.

Economic downturns, including as a result of the conditions described above under “Global economic conditions,” or regional downturns affecting our sub-markets or downturns in the technology-related real estate industry that impair our ability to lease or renew or re-lease space, otherwise reduce returns on our investments or the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. As At December 31, 2008 one tenant, Lyondell Chemical Company (Lyondell) was in bankruptcy. As of December 31, 2008, Lyondell leased approximately 15,500 square feet of net rentable space at a property in Dallas, Texas and was current on all of its rental obligations.

Scheduled lease expirations. Our ability to re-lease expiring space at rental rates equal to or in excess of current rental rates will impact our results of operations. In addition to approximately 0.6 million square feet of available space in our portfolio, which excludes approximately 1.6 million square feet available for redevelopment as of December 31, 2008, leases representing approximately 4.7% and 8.0% of the net rentable square footage of our portfolio are scheduled to expire during the years ending December 31, 2009 and 2010, respectively.

Market concentration. We depend on the market for technology based real estate in specific geographic regions and significant changes in these regional markets can impact our future results. As of December 31, 2008 our portfolio was geographically concentrated in the following metropolitan markets:

Metropolitan Market	Percentage of 12/31/08 total annualized rent(1)
Silicon Valley	14.6%
Chicago	12.1%
New York/New Jersey	10.5%
Dallas	10.2%
Northern Virginia	8.0%
Phoenix	7.7%
San Francisco	5.8%
Los Angeles	5.4%
Dublin, Ireland	4.6%
Other	21.1%

100.0%

(1)	Annualized rent is monthly contractual rent under existing leases as of December 31, 2008 multiplied by 12.

Operating expenses. Our operating expenses generally consist of utilities, property and ad valorem taxes, property management fees, insurance and site maintenance costs, as well as rental expenses on our ground and building leases. Many of our leases contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. However, we generally are not entitled to reimbursement of property operating expenses and real estate taxes under our leases for Turn-Key DatacentersSM. We also incur general and administrative expenses, including expenses relating to our asset management function, as well as significant legal, accounting and other expenses related to corporate governance, U.S. Securities and Exchange Commission reporting and compliance with the various provisions of the Sarbanes-Oxley Act. Increases or decreases in such operating expenses will impact our overall performance. We expect to incur additional operating expenses as we expand.

Interest Rates. As of December 31, 2008, we had approximately $415.2 million of variable rate debt, of which approximately $234.2 million was mortgage debt subject to interest rate swap agreements, and $138.6 million was outstanding on our revolving credit facility. The availability of debt and equity capital has significantly decreased as a result of the circumstances described above under “Global economic conditions.” The affects on commercial real estate mortgages, if available, include, but may not be limited to: higher loan spreads, tightened loan covenants, reduced loan to value ratios resulting in lower borrower proceeds and higher principal payments. Potential future increases in interest rates and credit spreads may increase our interest expense as well as fixed charges and negatively affect our financial condition and results of operations, potentially impacting our future access to the debt and equity capital markets. Increased interest rates may also increase the risk that the counterparties to our swap agreements will default on their obligations, which could further increase our interest expense. If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or pay the cash dividends to our stockholders to maintain our qualification as a REIT.

Demand for Datacenter Space. Our portfolio of properties consists primarily of technology-related real estate, and datacenter real estate in particular. A decrease in the demand for datacenter space, Internet gateway facilities or other technology-related real estate would have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base or less specialized use. Our redevelopment activities make us particularly susceptible to general economic slowdowns, including recessions and the other circumstances described above under “Global economic conditions,” as well as adverse developments in the corporate datacenter, Internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for datacenter space. Reduced demand could also result from business relocations, including to markets that we do not currently serve such as Asia. Changes in industry practice or in technology, such as virtualization technology, more efficient computing or networking devices, or devices that require higher power densities than today’s devices, could also reduce demand for the physical datacenter space we provide or make the tenant improvements in our facilities obsolete or in need of significant upgrades to remain viable. In addition, the development of new technologies, the adoption of new industry standards or other factors could render many of our tenants’ current products and services obsolete or unmarketable and contribute to a downturn in their businesses, thereby increasing the likelihood that they default under their leases, become insolvent or file for bankruptcy.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in note 2 to our consolidated financial statements included elsewhere in this report. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date on the front cover of this report.

Investments in Real Estate

Acquisition of real estate. The price that we pay to acquire a property is impacted by many factors including the condition of the property and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes determining the value of the property and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases, any debt assumed from the seller or loans made by the seller to us and any building leases assumed from the seller. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. Our allocation methodology is summarized in note 2 to our consolidated financial statements in our annual report on Form 10-K. These allocation assessments have a direct impact on our results of operations. For example, if we were to allocate more value to land, there would be no depreciation with respect to such amount. If we were to allocate more value to the property as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time. This potential effect occurs because the amounts allocated to property are depreciated over the estimated lives of the property whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of the value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in our consolidated statements of operations.

Useful lives of assets. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Asset impairment evaluation. We review the carrying value of our properties when circumstances, such as adverse market conditions, indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Capitalization of costs

We capitalize pre-acquisition costs related to probable property acquisitions. We also capitalize direct and indirect costs related to construction, development and redevelopment, including property taxes, insurance, financing and employee costs relating to space under development. Costs previously capitalized related to any property acquisitions no longer considered probable are written off, which may have a material effect on our net income. The selection of costs to capitalize and which acquisitions are probable is subjective and depends on many assumptions including the timing of potential acquisitions and the probability that future acquisitions occur. If we made different assumptions in this respect we would have a different amount of capitalized costs in the periods presented leading to different net income. In accordance with FAS 141(R), commencing on January 1, 2009, all costs associated with acquisitions which close on or after January 1, 2009 will be expensed as incurred.

Revenue Recognition

Rental income is recognized using the straight-line method over the terms of the tenant leases. Deferred rents included in our balance sheets represent the aggregate excess of rental revenue recognized on a straight-line basis over the contractual rental payments that would be received under the remaining terms of the leases. Many of our leases contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. However, we generally are not entitled to reimbursement of property operating expenses and real estate taxes under our leases for Turn-Key DatacentersSM. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized over the remaining term of the lease, effective as of the date the lease modification is finalized, assuming collection is not considered doubtful. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

We must make subjective estimates as to when our revenue is earned and the collectability of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Share-based awards

We recognize compensation expense related to share-based awards. We generally amortize this compensation expense over the vesting period of the award. The calculation of the fair value of share-based awards is subjective and requires several assumptions over such items as expected stock volatility, dividend payments and future company results. These assumptions have a direct impact on our net income because a higher share-based awards amount would result in lower net income for a particular period.

Results of Operations

The discussion below relates to our financial condition and results of operations for the years ended December 31, 2008, 2007 and 2006. A summary of our results for the years ended December 31, 2008, 2007 and 2006 was as follows (in thousands).

Year Ended December 31,	2008	2007	2006
Statement of Operations Data:
Total operating revenues	$527,445	$395,247	$272,076
Total operating expenses	(400,199)	(308,383)	(197,508)

Operating income	127,246	86,864	74,568
Other expenses, net	(59,328)	(64,318)	(49,678)

Income from continuing operations	$67,918	$22,546	$24,890

Our property portfolio has experienced consistent and significant growth since the first property acquisition in January 2002. As a result of such growth, a period-to-period comparison of our financial performance focuses on the impact on our revenues and expenses resulting both from the new property additions to our portfolio, as well as on a “same store” property basis (same store properties are properties that were owned and operated for the entire current year and the entire immediate preceding year). The following table identifies each of the properties in our portfolio acquired from January 1, 2006 through December 31, 2008.

Acquired Properties	Acquisition Date	Redevelopment Space as of December 31, 2008(1)	Net Rentable Square Feet Excluding Redevelopment Space	Square Feet including Redevelopment Space	Occupancy Rate as of December 31, 2008(2)
As of December 31, 2005 (41 properties)		538,467	7,861,841	8,400,308	94.9
Year Ended December 31, 2006
4025 Midway Road	Jan-06	12,626	87,964	100,590	99.8
Clonshaugh Industrial Estate	Feb-06	—	20,000	20,000	100.0
6800 Millcreek Drive	Apr-06	—	83,758	83,758	100.0
101 Aquila Way	Apr-06	—	313,581	313,581	100.0
12001 North Freeway	Apr-06	20,222	280,483	300,705	98.5
14901 FAA Boulevard	Jun-06	—	263,700	263,700	100.0
120 E. Van Buren Street	Jul-06	38,089	249,425	287,514	91.7
Gyroscoopweg 2E-2F	Jul-06	—	55,585	55,585	100.0
600 Winter Street	Sep-06	—	30,400	30,400	100.0
2300 NW 89th Place	Sep-06	—	64,174	64,174	100.0
1807 Michael Faraday Court	Oct-06	—	19,237	19,237	100.0
8100 Boone Boulevard	Oct-06	—	17,015	17,015	100.0
111 8th Avenue(3)	Oct-06	—	116,843	116,843	100.0
2055 East Technology Circle	Oct-06	—	76,350	76,350	100.0
114 Rue Ambroise Croizat	Dec-06	90,829	261,317	352,146	95.4
Unit 9, Blanchardstown Corporate Park	Dec-06	—	120,000	120,000	87.3

Subtotal		161,766	2,059,832	2,221,598	97.5
Year Ended December 31, 2007
21110 Ridgetop Circle	Jan-07	—	135,513	135,513	100.0
3011 LaFayette Street	Jan-07	—	90,780	90,780	100.0
44470 Chillum Place	Feb-07	—	95,440	95,440	100.0
43791 Devon Shafron Drive(4)	Mar-07	101,900	33,100	135,000	100.0
43831 Devon Shafron Drive(4)	Mar-07	—	117,071	117,071	100.0
43881 Devon Shafron Drive(4)	Mar-07	32,201	147,799	180,000	100.0
Mundells Roundabout(5)	Apr-07	113,464	—	113,464	—
210 N Tucker Boulevard	Aug-07	62,000	139,588	201,588	94.1
900 Walnut Street	Aug-07	—	112,266	112,266	93.5
1 Savvis Parkway	Aug-07	—	156,000	156,000	100.0
Clonshaugh Industrial Estate (Land)(6)	Sep-07	—	124,500	124,500	100.0
1500 Space Park Drive	Sep-07	—	51,615	51,615	100.0
Cressex 1	Dec-07	50,848	—	50,848	—
Naritaweg 52	Dec-07	—	63,260	63,260	100.0
1 St. Anne’s Boulevard(7)	Dec-07	—	20,219	20,219	100.0
2 St. Anne’s Boulevard(7)	Dec-07	—	30,612	30,612	100.0
3 St. Anne’s Boulevard(7)	Dec-07	96,384	—	96,384	—

Subtotal		456,797	1,317,763	1,774,560	98.8%
Year Ended December 31, 2008
365 South Randolphville Road	Feb-08	264,792	—	264,792	—
650 Randolph Road	Jun-08	127,790	—	127,790	—
1201 Comstock Street	Jun-08	24,000	—	24,000	—
Manchester Technopark Plot C1, Birley Fields	Jun-08	—	38,016	38,016	100.0
7505 Mason King Court	Nov-08	—	109,650	109,650	—

Subtotal		416,582	147,666	564,248	25.7%

Total		1,573,612	11,387,102	12,960,714	94.9%

(1)	Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space.
(2)	Occupancy rates exclude space held for redevelopment

(3)	Includes additional leasehold interest acquired in March 2007, which is comprised of 33,700 square feet.
(4)	The three buildings at Devon Shafron Drive are considered one property for our property count.
(5)	Land parcel held for development.
(6)	Building completed and placed into service in September 2007 on a land parcel acquired in 2006.
(7)	The three buildings at St. Anne’s Boulevard are considered one property for our property count.

In May 2008, we acquired 701 & 717 Leonard Street, a parking garage adjacent to one of our properties in Dallas, Texas, however, we exclude the acquisition from our property count.

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007 and comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

Portfolio

As of December 31, 2008, our portfolio consisted of 75 properties with an aggregate of 13.0 million net rentable square feet including 1.6 million square feet held for redevelopment compared to a portfolio consisting of 70 properties with an aggregate of 12.3 million net rentable square feet including 1.8 million square feet held for redevelopment as of December 31, 2007 and a portfolio consisting of 59 properties with an aggregate of 11.0 million net rentable square feet including 1.6 million square feet held for redevelopment as of December 31, 2006. The increase in our portfolio reflects the acquisition of 15 properties in 2006, 11 properties in 2007 and 5 properties in 2008, net of one property sold during 2006 and two properties sold during 2007. For all periods above, the number of properties excludes one property held as an investment in an unconsolidated joint venture.

Revenues

Total operating revenues from continuing operations were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2008	2007	2006	2008 v 2007	2007 v 2006	2008 v 2007	2007 v 2006
Rental	$404,559	$319,603	$221,371	$84,956	$98,232	26.6%	44.4%
Tenant reimbursements	107,503	75,003	50,340	32,500	24,663	43.3%	49.0%
Other	15,383	641	365	14,742	276	2299.8%	75.6%

Total operating revenues	$527,445	$395,247	$272,076	$132,198	$123,171	33.4%	45.3%

As shown by the same store and new properties table shown below, the increases in rental revenues and tenant reimbursement revenues in the year ended December 31, 2008 compared to 2007 were primarily due to new leasing at our same store properties and our acquisitions of properties leading to a larger portfolio size. These factors also caused the increases in rental revenues and tenant reimbursements in the year ended December 31, 2007 compared to 2006. Other revenues changes in the years presented were primarily due to the timing of varying tenant termination revenues. We acquired 5, 13 and 16 properties during the years ended December 31, 2008, 2007 and 2006, respectively. Included in the 2006 rental revenues is $0.8 million of straight-line rent adjustment attributable to prior years. This $0.8 million out-of-period adjustment is considered by management to be immaterial to each of the years in which it accumulated.

The following table shows total operating revenues from continuing operations for same store properties and new properties (in thousands).

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Rental	$348,724	$302,473	$46,251	$55,835	$17,130	$38,705
Tenant reimbursements	97,420	73,343	24,077	10,083	1,660	8,423
Other	15,383	641	14,742	—	—	—

Total operating revenues	$461,527	$376,457	$85,070	$65,918	$18,790	$47,128

Same store rental revenues increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of new leases at our properties during 2008, the largest of which were for space in 350 East Cermak Road, 3 Corporate Place , 4025 Midway Road, and 200 Paul Avenue 1-4. Same store tenant reimbursement revenues increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of higher utility and operating expenses being billed to our tenants, the largest occurrences of which were at 3 Corporate Place, 350 East Cermak Road, 200 Paul Avenue 1-4, and 600 West Seventh Street. The increase in other revenue for the year ended December 31, 2008 compared to the same period in 2007 was primarily due to lease termination revenue related to an early termination of a tenant lease during the latter half of 2008.

New property increases were caused by properties acquired during the period from January 1, 2007 to December 31, 2008. For the year ended December 31, 2008, 3011 Lafayette Street, Devon Shafron Drive properties (3 buildings), 1500 Space Park Drive, 900 Walnut Street and Manchester Technopark contributed $31.9 million, or approximately 68% of the total new properties increase in revenues compared to the same period in 2007.

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2007	2006	Change	2007	2006	Change
Rental	$222,113	$193,051	$29,062	$97,490	$28,320	$69,170
Tenant reimbursements	63,680	48,735	14,945	11,323	1,605	9,718
Other	641	365	276	—	—	—

Total operating revenues	$286,434	$242,151	$44,283	$108,813	$29,925	$78,888

Same store rental revenues increased for the year ended December 31, 2007 compared to the same period in 2006 primarily as a result of new leases at our properties during 2007, the largest of which were for space in 3 Corporate Place, 350 East Cermak Road, 200 Paul Avenue 1-4 and 300 Boulevard East. Same store tenant reimbursement revenues increased for the year ended December 31, 2007 compared to the same period in 2006 primarily as a result of higher utility and operating expenses being billed to our tenants, the largest occurrences of which were at 300 Boulevard East, 1100 Space Park Drive, 200 Paul Avenue 1-4 and 350 East Cermak Road.

New property increases were caused by properties acquired during the period from January 1, 2006 to December 31, 2007. For the year ended December 31, 2007, 111 8th Avenue, 120 E. Van Buren Street, Unit 9, Blanchardstown Corporate Park and 114 Rue Ambroise Croizat contributed $48.5 million, or approximately 61% of the total new properties increase in total operating revenues compared to the same period in 2006.

Expenses

Total expenses from continuing operations were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2008	2007	2006	2008 v 2007	2007 v 2006	2008 v 2007	2007 v 2006
Rental property operating and maintenance	$151,505	$108,744	$59,255	$42,761	$49,489	39.3%	83.5%
Property taxes	31,102	27,181	26,890	3,921	291	14.4%	1.1%
Insurance	4,988	5,527	3,682	(539)	1,845	(9.8%)	50.1%
Depreciation and amortization	172,378	134,419	86,129	37,959	48,290	28.2%	56.1%
General and administrative	38,589	31,600	20,441	6,989	11,159	22.1%	54.6%
Other	1,637	912	1,111	725	(199)	79.5%	(17.9%)

Total operating expenses	$400,199	$308,383	$197,508	$91,816	$110,875	29.8%	56.1%

Interest expense	$63,621	$67,054	$50,598	$(3,433)	$16,456	(5.1%)	32.5%

As shown in the same store expense and new properties table below, total expenses in the year ended December 31, 2008 increased compared to 2007 primarily as a result of higher operating expenses following new leasing and acquisition of properties. The following table shows expenses from continuing operations for same store properties and new properties (in thousands).

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Rental property operating and maintenance	$128,202	$102,894	$25,308	$23,303	$5,850	$17,453
Property taxes	28,546	26,408	2,138	2,556	773	1,783
Insurance	4,683	5,490	(807)	305	37	268
Depreciation and amortization	146,185	126,557	19,628	26,193	7,862	18,331
General and administrative (1)	38,589	31,600	6,989	—	—	—
Other	1,547	902	645	90	10	80

Total operating expenses	$347,752	$293,851	$53,901	$52,447	$14,532	$37,915

Interest expense	$56,492	$54,118	$2,374	$7,129	$12,936	$(5,807)

(1)	General and administrative expenses are included in same store as they are not allocable to specific properties.

New property increases were caused by properties acquired during the period from January 1, 2007 to December 31, 2008. For the year ended December 31, 2008, 3011 Lafayette Street, Devon Shafron Drive properties (3 buildings), 1500 Space Park Drive and 900 Walnut Street contributed $20.2 million, or approximately 53% in total operating expenses compared to the same period in 2006.

Same store rental property operating and maintenance expenses increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of higher utility expenses which is attributed to new leasing and increased power rates. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $10.6 million and $5.0 million in the years ended December 31, 2008 and 2007, respectively.

Same store property taxes increased in the year ended December 31, 2008 compared to 2007, primarily as a result of newly completed redevelopment space offset by favorable property tax adjustments at 350 East Cermak Road and 200 Paul Avenue 1-4.

Same store insurance decreased in the year ended December 31, 2008 compared to 2007, primarily as a result of favorable insurance rates on our renewal of our insurance program in late 2007.

Same store depreciation and amortization expense increased in the year ended December 31, 2008 compared to 2007, principally because of depreciation of redevelopment projects that were placed into service in late 2007 and during 2008 along with the acceleration of depreciation on assets associated with leases which terminated earlier than previously estimated.

General and administrative expenses for the year ended December 31, 2008 increased compared to the same period in 2007 primarily due to the growth of our company, which resulted in more employees, additional incentive compensation, and higher professional fees and marketing expenses along with the $1.6 million of compensation expense related to the acceleration of the 2005 OPP Grant. For a further discussion of the acceleration of the 2005 OPP Grant, please refer to note 10 in the notes to the consolidated financial statements included in Part II, Item 8 of this Annual Report on Form 10-K

Other expenses are primarily comprised of write-offs of the carrying amounts for tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases.

Same store interest expense increased for the year ended December 31, 2008 as compared to the same period in 2007 primarily as a result of higher average outstanding debt balances during 2008 compared to 2007 due to financings on 3 Corporate Place, 2045 & 2055 LaFayette Street, 150 South First Street and 1500 Space Park Drive, partially offset by a decrease in interest expense at 350 East Cermak Road due to a lower variable interest rate. Interest incurred on our revolving credit facility and senior exchangeable debentures is allocated entirely to new properties in the table above. Interest capitalized during the years ended December 31, 2008 and 2007 was $18.4 million and $11.9 million, respectively.

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2007	2006	Change	2007	2006	Change
Rental property operating and maintenance	$70,657	$50,678	$19,979	$38,087	$8,577	$29,510
Property taxes	23,878	25,698	(1,820)	3,303	1,192	2,111
Insurance	5,043	3,570	1,473	484	112	372
Depreciation and amortization	83,816	69,243	14,573	50,603	16,886	33,717
General and administrative (1)	31,600	20,441	11,159	—	—	—
Other	776	932	(156)	136	179	(43)

Total operating expenses	$215,770	$170,562	$45,208	$92,613	$26,946	$65,667

Interest expense	$48,470	$35,327	$13,143	$18,584	$15,271	$3,313

(1)	General and administrative expenses are included in same store as they are not allocable to specific properties.

New property increases were caused by properties acquired during the period from January 1, 2006 to December 31, 2007. For the year ended December 31, 2007, 111 8th Avenue, 120 E. Van Buren Street, Unit 9, Blanchardstown Corporate Park and 4025 Midway Road contributed $43.7 million, or approximately 66% in total operating expenses compared to the same period in 2005.

Same store rental property operating and maintenance expenses increased for the year ended December 31, 2007 compared to the same period in 2006 primarily as a result of higher utility expenses which is attributed to new leasing and increased power rates. The launch of a domestic property maintenance program in 2007 also contributed to the increase leading to higher maintenance expense in 2007. Rental property operating and maintenance expenses included amounts paid to related parties, CB Richard Ellis and The Linc Group, for property management and other fees of $2.1 million and $2.6 million in the year ended December 31, 2007 and 2006, respectively. CB Richard Ellis was for a portion of the year and The Linc Group is, a related party of Richard Magnuson, the Chairman of our Board of Directors. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $5.0 million and $2.4 million in the years ended December 31, 2007 and 2006, respectively.

Same store property taxes decreased in the year ended December 31, 2007 compared to 2006, primarily as a result of a favorable property tax assessment at 350 East Cermak Road.

Same store insurance increased in the year ended December 31, 2007 compared to 2006, primarily as a result of higher insurance rates on our renewal of our insurance program in late 2006.

Same store depreciation and amortization expense increased in the year ended December 31, 2007 compared to 2006, principally because of depreciation of redevelopment projects that were placed into service in late 2006 and during 2007.

General and administrative expenses for the year ended December 31, 2007 increased compared to the same period in 2006 primarily due to the growth of our company, which resulted in more employees, additional incentive compensation, and higher insurance, professional fees and marketing expenses.

Other expenses are primarily comprised of write-offs of the carrying amounts for tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases.

Same store interest expense increased for the year ended December 31, 2007 as compared to the same period in 2006 primarily as a result of higher average outstanding debt balances during 2007 compared to 2006 related to financings on 2045 & 2055 LaFayette Street and 150 South First Street along with a full year effect on 2006 refinancings related to 1100 Space Park Drive, 34551 Ardenwood Boulevard 1-4 and 2334 Lundy Place. Interest incurred on our revolving credit facility and senior exchangeable debentures is allocated entirely to new properties in the table above. Interest expense for the years ended December 31, 2007 and 2006 includes an additional $3.4 million and $1.2 million, respectively, related to the amortization of debt discount on the senior exchangeable debentures. Interest capitalized during the years ended December 31, 2007 and 2006 was $11.9 million and $4.1 million, respectively.

Equity in earnings of unconsolidated joint venture

The equity in earnings of unconsolidated joint venture relates to a 50% investment in a joint venture that owns a datacenter property in Seattle, Washington. The investment was made in November 2006. The amount recorded in 2007 includes our portion of the write-off of net costs related to the refinance of the previously outstanding mortgage loan on the property, which amounted to approximately $0.6 million.

Discontinued operations

Discontinued operations relate to the following properties:

Property	Date Acquired	Date Sold
7979 East Tufts Avenue	October 2003	July 2006
4055 Valley View Lane	September 2003	March 2007
100 Technology Center Drive	February 2004	March 2007

Results of discontinued operations were as follows (in thousands):

	Year Ended December 31,
	2007	2006
Operating revenues	$2,340	$13,285
Operating expenses	(1,283)	(9,915)
Interest and other income	5	20
Interest expense	(607)	(3,076)
Gain on derivative instruments	940	—

	1,395	314
Gain on sale of assets	18,049	18,096

Income from discontinued operations	19,444	18,410
Income from discontinued operations attributable to noncontrolling interests	(3,264)	(7,798)

Income from discontinued operations attributable to Digital Realty Trust, Inc.	$16,180	$10,612

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

As of December 31, 2008, we had $73.3 million of cash and cash equivalents, excluding $45.5 million of restricted cash. Restricted cash primarily consists of interest bearing cash deposits required by the terms of several of our mortgage loans for a variety of purposes, including real estate taxes, insurance, anticipated or contractually obligated tenant improvements as well as capital expenditures.

Our short term liquidity requirements primarily consist of operating expenses, redevelopment costs and other expenditures associated with our properties, dividend payments on our preferred stock, dividend payments to our common stockholders and distributions to our unitholders in the Operating Partnership required to maintain our REIT status, capital expenditures, debt service on our loans and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, restricted cash accounts established for certain future payments and by drawing upon our revolving credit facility.

As of December 31, 2008, our revolving credit facility had a total capacity of $675.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. As of December 31, 2008, borrowings under the revolving credit facility bore interest at blended rates of 1.79% (US Dollar), 4.05% (Euro) and 3.55% (British Pound Sterling), which are based on 1-month EURIBOR and 1-month GBP LIBOR, respectively, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our Operating Partnership’s total overall leverage. The revolving credit facility has a $462.5 million sub-facility for multicurrency advances in British Pound Sterling, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of December 31, 2008, approximately $138.6 million was drawn under this facility, and $12.4 million of letters of credit were issued, leaving $524.0 million available for use.

For a discussion of the potential impact of current global economic and market conditions on our liquidity and capital resources, see “—Factors Which May Influence Future Results of Operations—Global market and economic conditions” above.

On February 6, 2008, we issued 13.8 million shares of 5.500% series D cumulative convertible preferred stock for total net proceeds, after underwriting discounts and estimated offering expenses, of $333.6 million, including the proceeds from the exercise of the underwriters’ over-allotment option. We used the net proceeds from the offering to temporarily repay borrowings under our revolving credit facility, to acquire properties, to fund development and redevelopment activities and for general corporate purposes.

On July 17, 2008, we completed the refinancing of 3 Corporate Place in Piscataway, New Jersey. The new interest-only loan for $80.0 million bears interest at 6.72% per year, matures on August 1, 2011 and is subject to two one-year extensions upon the satisfaction of certain conditions. The $70.0 million construction loan was terminated on June 12, 2008.

On July 21, 2008, we completed an offering of 5,750,000 shares of common stock for total net proceeds, after underwriting discounts and estimated expenses, of $211.6 million, including the proceeds from the exercise of the underwriters’ over-allotment option. We used the net proceeds from the offering to temporarily repay borrowings under our revolving credit facility.

On July 24, 2008, we entered into our $200.0 million Prudential Shelf Facility (the Shelf Facility). The three-year uncommitted, multi-currency facility provides for draws, from time to time, subject to agreement with Prudential on the applicable interest rate and satisfaction of other conditions, with an average life and final maturity of up to seven years and ten years, respectively. Concurrent with the close of the Shelf Facility, we made an initial draw of $25.0 million with an interest-only rate of 7.00% per annum and a three-year maturity. We used the net proceeds from the $25.0 million series A notes to temporarily repay borrowings under our revolving credit facility, to fund development and redevelopment activities and for general corporate purposes.

On September 2, 2008, we executed a construction and permanent secured debt financing for the Mundells Roundabout property located in suburban London, England. On February 26, 2009, the loan became a permanent, five year interest-only financing for £42.8 million (equal to approximately $62.1 million based on the exchange rate as of February 26, 2009) with a swapped interest rate of 4.18%.

On September 11, 2008, we completed the refinancing of 1500 Space Park Drive in Santa Clara, California. The new loan for $44.0 million bears interest at 6.15% per year and matures on October 5, 2013 with principal amortization on a 15-year schedule.

On November 5, 2008, we made a draw of $33.0 million on our Shelf Facility. The $33.0 million series B notes have an interest-only rate of 9.32% per annum and a five-year maturity. We used the net proceeds to temporarily repay borrowings under our revolving credit facility and for general corporate purposes.

On January 6, 2009, we made a draw of $25.0 million on our Shelf Facility. The $25.0 million series C notes have an interest-only rate of 9.68% per annum and a seven-year maturity. We used the net proceeds from the offering to temporarily repay borrowings under our revolving credit facility and for general corporate purposes.

On February 13, 2009, we completed an offering of 2,500,000 shares of common stock for total net proceeds, after deducting estimated expenses of approximately $83.3 million. We used the net proceeds to temporarily repay borrowings under our revolving credit facility, to fund development and redevelopment activities and for general corporate purposes.

Future uses of cash

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. As of December 31, 2008, we had approximately 1.6 million square feet of redevelopment space and we also owned approximately 98,000 net rentable square feet of datacenter space with extensive installed tenant improvements that we may subdivide for Turn-Key DatacenterSM use during the next two years rather than lease such space to large single tenants. Turn-Key DatacenterSM space is move-in-ready space for the placement of computer and network equipment required to provide a datacenter environment. Depending on demand for additional Turn-Key DatacenterSM space, we expect to incur significant tenant improvement costs to build out and redevelop these spaces. At December 31, 2008, approximately 409,000 square feet of our space held for redevelopment was under construction for Turn-Key Datacenter SM and build-to-suit datacenter space in six U.S. and European markets. At December 31, 2008, we had commitments under construction contracts for approximately $102.9 million, excluding approximately $15.5 million of obligations for which third parties are obligated to reimburse us. We currently expect to incur $350.0 million of capital expenditures for our redevelopment program during the year ending December 31, 2009, although this amount may increase or decrease, potentially materially, based on numerous factors, including changes in demand, leasing results and availability of debt or equity capital.

We are also subject to the commitments discussed below under “Commitments and Contingencies” and Off-Balance Sheet Arrangements, and Distributions as described below.

Consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiations often at different stages at different times. We currently expect total acquisitions for the year ending December 31, 2009 to be approximately $20.0 million, though this amount may increase or decrease, potentially materially, based on numerous factors, including changes in demand, leasing results, availability of debt or equity capital or based on acquisition opportunities.

We expect to meet our long-term liquidity requirements to pay for scheduled debt maturities and to fund property acquisitions and non-recurring capital improvements with net cash from operations, future long-term secured and unsecured indebtedness and the issuance of equity and debt securities. We also may fund future property acquisitions and non-recurring capital improvements using our revolving credit facility pending permanent financing. If we are not able to obtain additional financing on terms attractive to us, or at all, including as a result of the circumstances described above under “Factors Which May Influence Future Results of Operations—Global economic conditions”, we may be required to reduce our acquisitions or capital expenditure plans, which could have a material adverse effect upon our business and results of operations.

Properties acquired in 2008

During the year ended December 31, 2008 we acquired the following properties:

Location	Metropolitan Area	Date Acquired	Purchase Price (in millions)(1)
365 South Randolphville Road	New York	February 14, 2008	$20.4
701 & 717 Leonard Street(2)	Dallas	May 13, 2008	12.1
650 Randolph Road	New York	June 13, 2008	10.9
Manchester Technopark Plot C1, Birley Fields	Manchester	June 20, 2008	24.7
1201 Comstock Street(3)	Silicon Valley	June 30, 2008	1.9
7505 Mason King Court	Northern Virginia	November 20, 2008	10.6
1500 Space Park Drive and 1201 Comstock Street(4)	Silicon Valley	December 10, 2008	20.6

Total Acquisitions—Year Ended December 31, 2008			$101.2

(1)	Includes closing costs.
(2)	Acquisition of a parking garage adjacent to one of our properties in Dallas, Texas. The parking garage is not included in our property count.
(3)	Represents the amount to acquire a 50% interest in a joint venture that owns this above building. Since we control the joint venture, we have consolidated the joint venture in the accompanying consolidated financial statements. Upon consolidation, we included total assets of $3.8 million and noncontrolling interests of $1.9 million.
(4)	Acquisition of remaining 50% portion of joint venture that owns the above buildings.

We financed the purchase of these properties primarily with borrowings under our revolving credit facility.

Construction

As of December 31, 2008 and 2007, work in progress, including the proportionate land and property costs related to current construction projects, amounted to $325.6 million, or $412.8 million including construction accruals and other capitalized costs, and $419.0 million, or $494.5 million including construction accruals, respectively. In addition, our redevelopment program included the proportionate land and building costs related to other targeted projects in the amount of $76.1 million and $100.0 million as of December 31, 2008 and December 31, 2007, respectively. Work in progress related to non-redevelopment projects, primarily tenant and building improvements, amounted to $2.1 million and $7.1 million as of December 31, 2008 and December 31, 2007, respectively.

Dividends and Distributions

We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to continue to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to preferred stockholders, common stockholders and unit holders from cash flow from operating activities. All such distributions are at the discretion of our board of directors. While historically we have satisfied these distribution requirements by making cash distributions to our shareholders, a REIT is permitted to satisfy these requirements by making distributions of cash or other property, including, in limited circumstances, its own stock. For distributions with respect to taxable years ending on or before December 31, 2009, recent Internal Revenue Service guidance allows us to satisfy up to 90% of the distribution requirements discussed above through the distribution of shares of our stock, if certain conditions are met. Assuming we continue to satisfy these distributions requirements with cash, we may be required to use borrowings under the revolving credit facility, if necessary, to meet REIT distribution requirements and maintain our REIT status. We consider market factors and our performance in addition to REIT requirements in determining distribution levels. We have distributed 100% of our taxable income since inception to minimize corporate level federal income taxes. Amounts accumulated for distribution to stockholders are invested primarily in interest-bearing accounts and short-term interest-bearing securities, which are consistent with our intention to maintain our status as a REIT. The exchange rate on our $172.5 million principal amount of exchangeable debentures and the conversion rate on our series C cumulative convertible preferred stock and our series D cumulative convertible preferred stock are each subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock in excess of $0.265 per share per quarter, $0.28625 per share per quarter and $0.31 per share per quarter, respectively. Therefore, increases to our quarterly dividend may increase the dilutive impact of the exchangeable debentures, series C cumulative convertible preferred stock and series D cumulative convertible preferred stock on our common stockholders.

In 2008, 2007 and 2006, we declared the following dividends and distributions (in thousands):

Date dividend and distribution declared	Dividend and distribution payable date	Series A Preferred Stock(1)	Series B Preferred Stock(2)	Series C Preferred Stock(3)	Series D Preferred Stock(4)	Common Stock and Operating Partnership Common Units
February 27, 2006	March 31, 2006	2,199	1,246	—	—	15,642	(5)
May 1, 2006	June 30, 2006	2,199	1,246	—	—	16,709	(5)
July 31, 2006	October 2, 2006	2,199	1,246	—	—	16,607	(5)
October 31, 2006	December 29, 2006 for Series A and B Preferred Stock; January 16, 2007 for Common Stock and Operating Partnership Common Units	2,199	1,246	—	—	19,387	(6)

Total—2006		$8,796	$4,984	$—	$—	$68,345

February 15, 2007	April 2, 2007	2,199	1,246	—	—	19,442	(6)
May 2, 2007	July 2, 2007	2,199	1,246	1,722	—	19,458	(6)
August 1, 2007	October 1, 2007	2,199	1,246	1,914	—	19,465	(6)
November 1, 2007	December 31, 2007 for Series A, B and C Preferred Stock; January 14, 2008 for Common Stock and Operating Partnership Common Units	2,199	1,246	1,914	—	22,345	(7)

Total—2007		$8,796	$4,984	$5,550	$—	$80,710

February 25, 2008	March 31, 2008	2,199	1,246	1,914	2,899	22,418	(7)
May 5, 2008	June 30, 2008	2,199	1,246	1,914	4,744	22,444	(7)
August 4, 2008	September 30, 2008	2,199	1,246	1,914	4,744	24,258	(7)
November 4, 2008	December 31, 2008 for Series A, B, C and D Preferred Stock; January 7, 2009 for Common Stock and Operating Partnership Common Units	2,199	1,246	1,914	4,744	26,102	(8)

Total—2008		$8,796	$4,984	$7,656	$17,131	$95,222

(1)	$2.125 annual rate of dividend per share.
(2)	$1.969 annual rate of dividend per share.
(3)	$1.094 annual rate of dividend per share.
(4)	$1.375 annual rate of dividend per share.
(5)	$1.060 annual rate of dividend and distribution per share and unit.
(6)	$1.145 annual rate of dividend and distribution per share and unit.
(7)	$1.240 annual rate of dividend and distribution per share and unit.
(8)	$1.320 annual rate of dividend and distribution per share and unit.

Distributions out of our current or accumulated earnings and profits are generally classified as ordinary income whereas distributions in excess of our current and accumulated earnings and profits, to the extent of a stockholder’s U.S. federal income tax basis in our stock, are generally classified as a return of capital. Distributions in excess of a stockholder’s U.S. federal income tax basis in our stock are generally characterized as capital gain. Cash provided by operating activities has been sufficient to fund all distributions.

The tax treatment of distributions on common stock paid in 2008 is as follows: 100% ordinary income and 0% return of capital. The tax treatment of distributions on common stock paid in 2007 is as follows: approximately 78% ordinary income and 22% return of capital. The tax treatment of distributions on common stock paid in 2006 is as follows: approximately 74% ordinary income and 26% return of capital. All distributions paid on our preferred stock in 2008, 2007 and 2006 were classified as ordinary income for income tax purposes.

Commitments and Contingencies

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 260,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2013. We made payments of approximately $41,000 and $17,000 to the seller during the years ended December 31, 2008 and 2007, respectively. No payments were made in 2006. We have recorded a liability of approximately $0.2 million for this contingent liability on our balance sheet at December 31, 2008.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other accrued liabilities include $1.4 million and $1.5 million for this liability as of December 31, 2008 and December 31, 2007, respectively. During the year ended December 31, 2008 and 2007, we paid approximately $0.2 million and $0.1 million, respectively, to the seller.

As of December 31, 2008, we were a party to interest rate cap and swap agreements which hedge variability in cash flows related to LIBOR, GBP LIBOR and EURIBOR based mortgage loans. Under these swaps, we pay variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amounts. See Item 3 “Quantitative and Qualitative Disclosures about Market Risk.”

Obligation	Total	2009	2010-2011	2012-2013	Thereafter
Long-term debt principal payments(1)	$1,393,218	$162,678	$461,324	$247,294	$521,922
Interest payable(2)	339,869	71,738	119,830	80,265	68,036
Ground leases(3)	26,073	529	1,057	1,057	23,430
Operating leases	45,974	6,538	13,227	11,509	14,700
Construction contracts(4)	102,887	102,887	—	—	—

	$1,908,021	$344,370	$595,438	$340,125	$628,088

(1)	Includes $138.6 million of borrowings under our revolving credit facility, which is due to mature in August 2010 and excludes $2.5 million of unamortized loan premiums and $10.6 million unamortized discount related to our 4.125% exchangeable senior debentures due 2026.
(2)	Interest payable is based on the interest rate in effect on December 31, 2008 including the effect of interest rate swaps. Interest payable excluding the effect of interest rate swaps is as follows (in thousands):

2009	$68,998
2010-2011	116,840
2012-2013	79,379
Thereafter	68,036

$333,253

(3)	This is comprised of ground lease payments on 2010 East Centennial Circle, Chemin de l’Epinglier 2, Clonshaugh Industrial Estate, Paul van Vlissingenstraat 16, Gyroscoopweg 2E-2F and Naritaweg 52. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information. After December 2036, rent for the remaining term of the Naritaweg 52 ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information. The Chemin de l’Epinglier 2 ground lease which expires in July 2074 contains potential inflation increases which are not reflected in the table above. The Paul van Vlissingenstraat, 16 Chemin de l’Epinglier 2, Gyroscoopweg 2E-2F and Clonshaugh Industrial Estate amounts are translated at the December 31, 2008 exchange rate of $1.40 per € 1.00.
(4)	From time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At December 31, 2008, we had open commitments related to construction contracts of $102.9 million, excluding approximately $15.5 million of obligations subject to reimbursement by third parties.

Outstanding Consolidated Indebtedness

The table below summarizes our debt, at December 31, 2008 (in millions):

Debt Summary:
Fixed rate	$969.9
Variable rate—hedged by interest rate swaps	234.2

Total fixed rate and hedged variable rate	1,204.1
Variable rate	181.0

Total	$1,385.1

Percent of Total Debt:
Fixed rate (including swapped debt)	86.9%
Variable rate	13.1%

Total	100.0%

Effective Interest Rate as of December 31, 2008(1) :
Fixed rate (including hedged variable rate debt)	6.11%
Variable rate	2.82%
Effective interest rate	5.68%

(1)	Excludes impact of deferred financing cost amortization.

As of December 31, 2008, we had approximately $1.4 billion of outstanding consolidated long-term debt as set forth in the table above. Our ratio of debt to total market capitalization was approximately 30% (based on the closing price of our common stock on December 31, 2008 of $32.85). For this purpose, our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio), excluding options issued under our incentive award plan, plus the liquidation value of our preferred stock, plus the aggregate value of the units not held by us (with the per unit value equal to the market value of one share of our common stock and excluding long-term incentive units and Class C units), plus the book value of our total consolidated indebtedness.

The variable rate debt shown above bears interest at interest rates based on various LIBOR, GBP LIBOR and EURIBOR rates ranging from one to twelve months, depending on the respective agreement governing the debt. Assuming maturity of our exchangeable senior debentures at their first redemption date in August 2011, as of December 31, 2008, our debt had a weighted average term to initial maturity of approximately 4.5 years (approximately 4.9 years assuming exercise of extension options).

Off-Balance Sheet Arrangements

As of December 31, 2008, we were a party to an interest rate cap agreement related to $96.6 million of outstanding principal on our variable rate debt and interest rate swap agreements related to $234.2 million of outstanding principal on our variable rate debt. See Item 3 “Quantitative and Qualitative Disclosures about Market Risk.”

The exchangeable senior debentures provide for excess exchange value to be paid in cash or shares of our common stock if our stock price exceeds a certain amount. See note 6 to our consolidated financial statements for a further description of our exchangeable senior debentures.

Cash Flows

The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007 and Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006

The following table shows cash flows and ending cash and cash equivalent balances for the years ended December 31, 2008, 2007 and 2006, respectively. Cash flows include the cash flows of 100 Technology Center Drive (sold in March 2007), 4055 Valley View Lane (sold in March 2007) and 7979 East Tufts Avenue (sold in July 2006) (in thousands).

	Year Ended December 31,			Increase / (Decrease)
	2008	2007	2006	2008 v 2007	2007 v 2006
Net cash provided by operating activities (including discontinued operations)	$217,808	$105,655	$99,364	$112,153	$6,291
Net cash used in investing activities	(647,751)	(537,427)	(597,786)	(110,324)	60,359
Net cash provided by financing activities	471,925	440,863	509,753	31,062	(68,890)

Net increase in cash and cash equivalents	$41,982	$9,091	$11,331	$32,891	$(2,240)

The increases in net cash provided by operating activities from 2007 to 2008 and from 2006 to 2007 were primarily due to increased cash flows from new leasing at our same store properties and our acquisition of new operating properties which was partially offset by increased operating and interest expenses. We acquired 5, 13 and 16 properties during the years ended December 31, 2008, 2007 and 2006 respectively.

Net cash used in investing activities increased from 2007 to 2008, as we had an increase in cash payments for our redevelopment program offset by a decrease in cash paid for acquisitions in 2008 ($79.2 million) as compared to 2007 ($359.8 million) and the receipt of proceeds from the sales of 100 Technology Center Drive and 4055 Valley View Lane in March 2007. Net cash used in investing activities decreased from 2006 to 2007 primarily as a result of a lower value of properties acquired during the year offset partially by higher capital improvements being added to our redevelopment projects.

Net cash flows from financing activities consisted of the following amounts (in thousands).

	Year Ended December 31,			Increase / (Decrease)
	2008	2007	2006	2008 v 2007	2007 v 2006
Net proceeds from borrowings	$46,703	$216,006	$181,004	$(169,303)	$35,002
Net proceeds from issuance of common/preferred stock, including exercise of stock options	549,210	320,751	365,337	228,459	(44,586)
Redemption of operating partnership units	—	—	(133,822)	—	133,822
Dividend and distribution payments	(130,040)	(97,081)	(78,377)	(32,959)	(18,704)
Proceeds from exchangeable senior debentures	—	—	172,500	—	(172,500)
Other	6,052	1,187	3,111	4,865	(1,924)

Net cash provided by financing activities	$471,925	$440,863	$509,753	$31,062	$(68,890)

Net proceeds from issuance of stock were primarily related to our common stock offerings in July 2008 (net proceeds of $211.6 million), October 2007 ($150.4 million), October 2006 ($266.7 million) and May 2006 ($95.0 million) and preferred stock offerings in February 2008 ($333.6 million) and April 2007 ($169.1 million). We obtained mortgage loans for approximately $174.9 million, $121.3 million and $347.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. We issued $172.5 million of Senior Exchangeable Debentures on August 15, 2006. The increase in dividend and distribution payments for the year ended December 31, 2008 as compared to the same period in 2007 was a result of an increase in shares outstanding in 2008 as compared to 2007 and dividends on our series D preferred stock being paid in 2008, whereas this series of preferred stock was not outstanding in 2007. The increase in dividend and distribution payments for the year ended December 31, 2007 as compared to the same period in 2006 was a result of an increase in shares outstanding in 2007 as compared to 2006 and dividends on our series C preferred stock being paid in 2007, whereas this series of preferred stock was not outstanding in 2006.

Noncontrolling interests in Operating Partnership

In conjunction with our formation, GI Partners received common units, in exchange for contributing ownership interests in properties to the Operating Partnership. Also in connection with acquiring real estate interests owned by third parties, the Operating Partnership issued common units to those sellers. These units not owned by us are classified as noncontrolling interests in the Operating Partnership, which, as of December 31, 2008, amounted to 7.4% of the Operating Partnership common units.

Limited partners who acquired common units in the formation transactions have the right to require the Operating Partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to registration rights agreements we entered into with GI Partners and the other third party contributors, we filed a shelf registration statement covering the issuance of the shares of our common stock issuable upon redemption of the common units, and the resale of those shares of common stock by the holders. As of March 31, 2007, GI Partners no longer had an ownership interest in the Operating Partnership.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

New Accounting Pronouncements Issued But Not Yet Adopted

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141, “Business Combinations.” SFAS 141(R) retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. However, SFAS 141(R) changes the method of applying the acquisition method in a number of significant areas, including that acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS No. 109, “Accounting for Income Taxes,” such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption of SFAS 141(R) is not permitted. We are evaluating the potential impact of this statement.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We are currently evaluating the impact of SFAS 157 on our Consolidated Financial Statements for items within the scope of FSP 157-2, which will become effective beginning with our first quarter of 2009.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”. This statement amends SFAS No. 133 by requiring enhanced disclosures about an entity’s derivative instruments and hedging activities, but does not change SFAS No. 133’s scope or accounting. SFAS No. 161 requires increased qualitative, quantitative and credit-risk disclosures about the entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008, with earlier adoption permitted. We are evaluating the potential impact of this statement.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. We are evaluating the potential impact of this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective in November 2008. The adoption of the provisions of SFAS 162 is not anticipated to materially impact our consolidated financial position and results of operations.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in earnings allocation in computing earnings per share under the two-class method. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and retrospective application is required for all periods presented. We believe that the adoption of FSP 03-6-1 on January 1, 2009 will not have a material impact on the consolidated financial statements.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our future income, cash flows and fair values relevant to financial instruments depend upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

Analysis of debt between fixed and variable rate.

We use interest rate swap agreements and fixed rate debt to reduce our exposure to interest rate movements. As of December 31, 2008, our consolidated debt was as follows (in millions):

Debt Summary:
Fixed rate	$969.9
Variable rate—hedged by interest rate swaps	234.2

Total fixed rate and hedged variable rate	1,204.1
Variable rate	181.0

Total	$1,385.1

Percent of Total Debt:
Fixed rate (including swapped debt)	86.9%
Variable rate	13.1%

Total	100.0%

Effective Interest Rate as of December 31 , 2008(1) :
Fixed rate (including hedged variable rate debt)	6.11%
Variable rate	2.82%
Effective interest rate	5.68%

(1)	Excludes impact of deferred financing cost amortization.

Interest rate swaps included in this table and their fair values as of December 31, 2008 were as follows (in thousands):

Current Notional Amount		Strike Rate	Effective Date	Expiration Date	Fair Value at Significant Other Observable Inputs (Level 2)
$96,458		3.167	Oct. 15, 2008	June 15, 2009	$(1,116)
19,239	(1)	4.944	Jul. 10, 2006	Apr. 10, 2011	(986)
15,041	(2)	3.981	May 17, 2006	Jul. 18, 2013	(559)
10,881	(2)	4.070	Jun. 23, 2006	Jul. 18, 2013	(442)
9,575	(2)	3.989	Jul. 27, 2006	Oct. 18, 2013	(365)
44,564	(2)	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,131)
38,315	(2)	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,207)

$234,073					$(5,806)

(1)	Translation to U.S. dollars is based on exchange rate of $1.46 to £1.00 as of December 31, 2008.
(2)	Translation to U.S. dollars is based on exchange rate of $1.40 to €1.00 as of December 31, 2008.

We purchased an interest rate cap from a financial institution with a notional amount of $96.6 million on a 1-month USD LIBOR based loan at 350 East Cermak Road. Under the interest rate cap agreement, we would receive payments from the counterparty in the event LIBOR exceeds 6.00% over the term of the agreement. The interest rate cap agreement expires on June 15, 2009. The fair value of the cap was immaterial as of December 31, 2008.

Sensitivity to changes in interest rates.

The following table shows the effect if assumed changes in interest rates occurred:

Assumed event	Interest rate change (basis points)	Change ($ millions)
Increase in fair value of interest rate swaps following an assumed 10% increase in interest rates	16	$0.7
Decrease in fair value of interest rate swaps following an assumed 10% decrease in interest rates	(16)	($0.7)
Increase in annual interest expense on our debt that is variable rate and not subject to swapped interest following a 10% increase in interest rates	16	0.3
Decrease in annual interest expense on our debt that is variable rate and not subject to swapped interest following a 10% increase in interest rates	(16)	(0.3)
Increase in fair value of fixed rate debt following a 10% decrease in interest rates	(16)	3.7
Decrease in fair value of fixed rate debt following a 10% increase in interest rates	16	(5.5)

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

Foreign currency exchange risk

As of December 31, 2008, we had foreign operations in the United Kingdom, Ireland, France, The Netherlands, Switzerland and Canada and, as such, are subject to risk from the effects of exchange rate movements of foreign currencies, which may affect future costs and cash flows. Our foreign operations are conducted in the British Pound, Euro and the Swiss Franc, except for our Canadian property for which the functional currency is the U.S. dollar. Our primary currency exposures are to the Euro and the British Pound Sterling. We attempt to mitigate a portion of the risk of currency fluctuation by financing our properties in the local currency denominations, although there can be no assurance that this will be effective. As a result, changes in the relation of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of shareholders’ equity. For the year ended December 31, 2008, operating revenues from properties outside the United States contributed $52.2 million, which represented 9.9% of our operating revenues.